                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                    Loews Cineplex Entertainment Corporation
             ------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
             ------------------------------------------------------
                         (Title of Class of Securities)



                                   540423 10 0
             ------------------------------------------------------
                                 (CUSIP Number)



                                  June 30, 2001
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      /X/    Rule 13d-1(b)

      / /    Rule 13d-1(c)

      / /    Rule 13d-1(d)

 .....................
 CUSIP NO. 540423 10 0
 .....................
 ................................................................................
 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Goldman, Sachs & Co.
 ................................................................................
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [  ]

                                                                 (b)  [  ]
 ................................................................................
 3.   SEC USE ONLY


 ................................................................................
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
 ................................................................................

  NUMBER OF     5.    SOLE VOTING POWER
   SHARES                                                        0
BENEFICIALLY    ................................................................
 OWNED BY       6.    SHARED VOTING POWER
  EACH                                                  14,946,541
REPORTING       ................................................................
 PERSON         7.    SOLE DISPOSITIVE POWER
  WITH:                                                          0
                ................................................................
                8.    SHARED DISPOSITIVE POWER
                                                        14,946,541
 ................................................................................
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                                                     14,946,541
 ................................................................................
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [  ]
 ................................................................................
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                      25.5%
 ................................................................................
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                      BD/PN/IA
 ................................................................................

 .....................
 CUSIP NO. 540423 10 0
 .....................
 ................................................................................
 1.   NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            The Goldman Sachs Group, Inc.
 ................................................................................
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                 (a)  [  ]

                                                                 (b)  [  ]
 ................................................................................
 3.   SEC USE ONLY


 ................................................................................
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
 ................................................................................

  NUMBER OF     5.    SOLE VOTING POWER
   SHARES                                                        0
BENEFICIALLY    ................................................................
  OWNED BY      6.    SHARED VOTING POWER
    EACH                                                14,946,541
  REPORTING     ................................................................
   PERSON       7.    SOLE DISPOSITIVE POWER
    WITH:                                                        0
                ................................................................
                8.    SHARED DISPOSITIVE POWER
                                                        14,946,541
 ................................................................................
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON
                                                        14,946,541
 ................................................................................
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                      [  ]
 ................................................................................
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                      25.5%
 ................................................................................
12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                                                      HC/CO
 ................................................................................

ITEM 1.

   (a) Name of Issuer

         Loews Cineplex Entertainment Corporation

   (b) Address of Issuer's Principal Executive Offices

         711 Fifth Avenue, New York, New York 10022

ITEM 2.

   (a) Name of Person Filing

         Goldman, Sachs & Co. and The Goldman Sachs Group, Inc.

   (b) Address of Principal Business Office or, if none, Residence:

         85 Broad Street, New York, New York 10004

   (c) Citizenship

         Goldman, Sachs & Co. - New York
         The Goldman Sachs Group, Inc. - Delaware

   (d) Title of Class of Securities

         Common Stock, par value $0.01 per share

   (e) CUSIP Number

         540423 10 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

   (a) /X/ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o); Goldman, Sachs & Co.

   (b) / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

   (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

   (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

   (e) /X/  An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)
            (E); Goldman, Sachs & Co.

   (f) / /  An employee benefit plan or endowment fund in accordance with
            Section 240.13d-1(b)(1)(ii)(F);

   (g) /X/  A parent holding company or control person in accordance with
            Section 240.13d-1(b)(1)(ii)(G); The Goldman Sachs Group, Inc.

   (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

   (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

   (j) / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.OWNERSHIP.*

      (a) Amount beneficially owned: See the response(s) to Item 9 on the attached cover page(s).

      (b) Percent of class: See the response(s) to Item 11 on the attached cover page(s).

      (c)   Number of shares as to which the person has:

            (i) Sole power to vote or to direct the vote: See the response(s) to Item 5 on the attached cover page(s).

            (ii) Shared power to vote or to direct the vote: See the response(s) to Item 6 on the attached cover page(s).

            (iii) Sole power to dispose or to direct the disposition of: See the response(s) to Item 7 on the attached cover page(s).

            (iv) Shared power to dispose or to direct the disposition of: See the response(s) to Item 8 on the attached cover page(s).

ITEM 5.OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            See Exhibit 99.2.

ITEM 8.IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.



--------

* The Goldman Sachs Group, Inc. ("GS Group") and Goldman, Sachs & Co. ("Goldman Sachs") each disclaim beneficial ownership of the securities beneficially owned by (i) any client accounts with respect to which Goldman Sachs or employees of Goldman Sachs have voting or investment discretion or both and (ii) certain investment entities of which a subsidiary of GS Group or Goldman Sachs is the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than GS Group, Goldman Sachs or their affiliates.

ITEM 9.NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10. Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 9, 2001

                                    THE GOLDMAN SACHS GROUP, INC.

                                    By: /s/ Roger S. Begelman
                                        --------------------------------------
                                    Name: Roger S. Begelman
                                    Title: Attorney-in-fact


                                    GOLDMAN, SACHS & CO.

                                    By: /s/ Roger S. Begelman
                                        --------------------------------------
                                    Name: Roger S. Begelman
                                    Title: Attorney-in-fact

                                INDEX TO EXHIBITS


   Exhibit No.    Exhibit
   -----------    -------
       99.1       Joint Filing Agreement, dated July 9, 2001, between The Goldman Sachs
                  Group, Inc. and Goldman, Sachs & Co.

       99.2       Item 7 Information

       99.3       Power of Attorney, dated December 8, 2000, relating to Goldman, Sachs & Co.

       99.4       Power of Attorney, dated December 8, 2000, relating to The Goldman Sachs
                  Group, Inc.